EXHIBIT 99.1

Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN HEALTH DIRECTOR ADOPTS RULE 10b-5 SALES PLAN

WEST PALM BEACH, FL, OCTOBER 1, 2004 – Metropolitan Health Networks, Inc. (OTCBB: MDPA), a provider of high quality, comprehensive healthcare services to patients in South and Central Florida, announced today that Martin W. Harrison, M.D., a shareholder and member of the Board of Directors of the Company, has adopted a pre-arranged stock sales plan in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. The plan allows for the sale of up to 300,000 shares of the Company’s common stock, in a systematic manner, over a one year time period. The plan commences on October 1, 2004, which includes a thirty (30) day delay in trading from the date of execution.

     Dr. Harrison adopted the plan in order to diversify his assets. In accordance with the trading plan, the sales will occur from time to time, and will be under the direction of Bear Stearns. The shares to be sold under the plan represent approximately six percent of the total shares currently owned by Dr. Harrison. In addition, Dr. Harrison currently holds options for 180,000 shares of the Company’s common stock. Dr. Harrison has informed the Company that he intends to make sales under the plan pursuant to, and in compliance with the various provisions of, Rule 144 of the Securities Act of 1933, as amended.

     SEC Rule 10b5-1 allows corporate executives to establish pre-arranged plans to sell a specified number of shares of company stock in accordance with a plan schedule. These plans permit executives to change their investment portfolio gradually. This minimizes the market effects of stock sales by spreading sales out over a more extended period of time rather than carrying out sales during limited trading windows following quarterly earnings announcements. It also limits concerns about initiating stock transactions while aware of material nonpublic information. Once a plan is established, the stockholder does not retain or exercise any discretion over sales of stock under the plan and the pre-planned trades can be executed at later dates as set forth in the plan, without regard to any subsequent material nonpublic information that the stockholder might receive.

About Metropolitan Health Networks, Inc.:

     Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at htpp://metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (ii) future legislation and changes in governmental regulations; (iii) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (iv) our ability to successfully recruit and retain medical professionals; (v) a loss of any of our significant contracts and (vi) the resulting current or future effects of the recent severe weather in the State of Florida. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the year ended December 31, 2003.